Filed pursuant to Rule 433

Registration Statement No. 333-142116

October 20, 2010

Relating to Preliminary Prospectus Supplement

dated October 20, 2010

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS

Issuer	Federative Republic of Brazil

Transaction	Re-opening of 10.25% Global BRL Bonds due 2028

Ratings*	Baa3/BBB-/BBB- (Positive/Stable/Positive)

Distribution	SEC Registered

Amount Issued	R$1,000,000,000 (brings total size to R$4,787,500,000)

Issuer Upsize Option	Brazil reserves the right to increase the aggregate principal amount of the bonds issued by up to 10%, or R$100,000,000, during Asian market hours on October 21, 2010

Gross Proceeds	US$668,728,399.48 (not including accrued interest)

Coupon	10.25% 30/360-day count basis

Maturity	January 10, 2028

Offering Price	112.226% (plus accrued interest totalling US$18,153,465.38 or US$18.15 per R$1,000 principal amount of global bonds from July 10, 2010 to, but not including, October 27, 2010)

Yield to Maturity	8.85%

FX (for Settlement)	1.6782

Underwriting Fee	0.25%

Denominations	R$250,000/R$1,000

Interest Pay Dates	January 10 and July 10

First Interest Payment Date	January 10, 2011

Pricing Date	October 20, 2010

Settlement Date	October 27, 2010 (T+5)

CUSIP / ISIN /Common Code	105756BN9 / US105756BN96 / 028745982

Listing	Euro MTF Market Luxembourg

Bookrunners	Barclays Capital Inc. Deutsche Bank Securities Inc. (B&D)

Co-Managers	BB Securities Ltd. Credit Suisse Securities (USA) LLC

Underwriting Commitments	Barclays Capital Inc.: R$490,000,000 Deutsche Bank Securities Inc.: R$490,000,000 BB Securities Ltd.: R$10,000,000 Credit Suisse Securities (USA) LLC: R$10,000,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at:

http://www.sec.gov/Archives/edgar/data/205317/000119312510232435/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and

Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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